Exhibit 10.05


                              EMPLOYMENT AGREEMENT



     THIS AGREEMENT made this 23rd day of July, 2002 by and among 4087755 Canada, Inc., a Canadian corporation (hereinafter referred to as "Employer"); Derma Sciences, Inc. a Pennsylvania corporation (hereinafter referred to as "Derma"), and William Goodwin (hereinafter referred to as "Employee").

     WHEREAS, Employer is a wholly-owned subsidiary of Derma; and

     WHEREAS, Employer and Derma desire that Employee be employed by Employer as its President; and

     WHEREAS, Employee desires to so act.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. Employer employs Employee, and Employee accepts employment, as the President and Chief Executive Officer of Employer reporting to the Chief Executive Officer of Derma with responsibilities for the Employer's domestic and international operations, and such other duties as may be determined, from time to time, by Employer's Board of Directors. Furthermore, Derma employs Employee, and Employee accepts employment, as an Executive Vice President of Derma. Provided, however, the employment of Employee hereunder is contingent upon successful completion of the asset transfer of all of the assets of Dumex Medical, Inc. ("Dumex") pursuant to the terms of that certain Asset Purchase Agreement dated as of June 28, 2002 (the "Asset Purchase Agreement"), as amended, on and as of the Closing Date (as that term is defined therein).

     2. TERM. The term of this Agreement shall begin on the Closing Date (as defined in the Asset Purchase Agreement) (herein the "Effective Date") and shall terminate on the third anniversary thereof, unless sooner terminated pursuant to paragraph 9 (the "Term"). Provided, however, that this Agreement shall automatically be renewed for additional one (1) year periods (each such one year period referred to herein as the "Renewal Term") if neither party gives written notice to the other, at least ninety (90) days prior to the termination date of the Term or any Renewal Term, that such party does not intend to renew the Agreement

     3. COMPENSATION. Employer shall pay Employee compensation for services rendered under this Agreement as set forth hereunder ("Compensation"):

     (a) BASE COMPENSATION. Base salary of $250,000 Canadian (currently approximately $160,000 U.S.) per year, subject to customary annual increases at the discretion of the Board of Directors payable in accordance with Employer's regular payroll practices ("Salary").

     (b) BONUS. Employee shall be eligible for an annual performance bonus subject to performance criteria and in such amount as mutually agreed upon by Employer and Employee within 30 days of the beginning of each year of the Term.

     4. STOCK OPTIONS. As additional compensation for services rendered, Derma and Employer grant to Employee on the date hereof an option to purchase all or any part of an aggregate of 500,000 shares of Derma Common Stock (the "Option"), subject to the vesting schedule set forth in subparagraph c hereof and the adjustments set forth in subparagraph g hereof, which Option is a nonqualified stock option. The Option is in all respects limited and conditioned as provided hereunder.

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     (a)  PURCHASE PRICE. Except as otherwise provided in subparagraph g hereof, the purchase price (the "Option Price") of the shares covered by the Option ("Option Shares") shall be the average closing bid price of Derma's Common Stock for the preceding 30 days on which the Common Stock has traded on the National Association of Securities Dealers Automated Quotation System (Nasdaq) preceding the date of execution of this Agreement, except that in no event shall such Option Price be less than $0.50 per share.

     (b) OPTION TERM. Except as otherwise provided herein, the Option shall expire on the first to occur of: (i) Ninety (90) days following Employee's termination of employment with Employer, or (ii) July 23, 2009.

     (c)  EXERCISE OF OPTION.

               (i) Except as otherwise provided herein, the right of Employee to exercise the Option is conditioned upon Employee being in the employ of the Employer, whether pursuant to this Agreement or otherwise. The Option shall be exercisable (1) with respect to 100,000 Option Shares, beginning on and as of the date hereof and ending on July 23, 2009; and (2) with respect to the remaining 400,000 Option Shares, beginning on and as of the first anniversary of the date of this Agreement, and ending on July 23, 2009.

               (ii) The Option may be exercised, in whole or in part, at any time or times prior to the expiration or other termination thereof.

               (iii) If this Agreement, and Employee's employment with Employer, is terminated other than For Cause (as defined in paragraph 9) or Employee's voluntary resignation without Good Reason, prior to the expiration date of the Option, such Option may be exercised by Employee, to the extent the Options are exercisable on the date of such termination, or to any greater extent permitted by the Compensation Committee, at any time prior to the earlier of:
               (i) three (3) months after the date of termination, or (ii) the expiration date of such Option. Provided, however, if this Agreement, and Employee's employment, was terminated For Cause or by Employee's voluntary resignation without Good Reason, Employee shall have no right to exercise his Option on or after the date of such termination, and all outstanding Options, whether vested or unvested shall immediately expire upon the date of termination.

               (iv) The Option shall accelerate and become 100% exercisable upon the occurrence of the following: (A) Employee's Legal Disability;
               (B) Employer's termination of this Agreement other than For Cause; (C) "Change in Control" of Employer (as hereinafter defined); or termination of this Agreement by Employee for "Good Reason", as hereinafter defined.

               (v) Upon the termination of this Agreement by Employee under paragraph 9(b)(iii) hereof, Employee shall retain 50% of his Option that is then exercisable on the date of such termination, and all other Options, whether vested or unvested, shall expire immediately upon the date of the termination.

               (vi) The Option shall accelerate in the following manner upon the occurrence of Employee's death: 25% exercisable if Employee's death occurs within 6 months of the beginning date of this Agreement; 50% exercisable if Employee's death occurs between 6 months and 1 year from the beginning date of this Agreement; and 100% exercisable if Employee's death occurs thereafter.

               (vii) For purposes of this Agreement the following definitions apply:

                           (A) "Legal Disability" shall mean either Employee has
                  been unable to substantially perform his duties hereunder by reason of illness, accident or other physical or mental

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                  disability for a continuous period of 180 days or an aggregate period of 270 days during any continuous twelve-month period, or that in the opinion of the Board of Directors, such opinion to be derived from the reports of three (3) physicians of its choosing, Employee will be unable to substantially perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of 180 days or an aggregate period of 270 days during any continuous twelve-month period.

                           (B) "Good Reason" shall mean a breach by Employer of
                  its obligations under this Agreement.

                           (C) "Change in Control" shall mean: (1) the sale by
                  Employer of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of Employer with any person, or the merger of Employer with any person as a result of which merger Employer is not the surviving entity, or if the surviving entity, Employer is owned by a parent company' or (2) the sale or transfer by one or more of Employer's shareholders in one or more transactions, related or unrelated, to one or more persons under circumstances whereby any person and its "affiliates" (as defined herein) shall own, as a result of such sale or transfer thereafter, at least Fifty percent (50%) of the outstanding shares of Employer. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

     (d) METHOD OF EXERCISING OPTION. (i) The Option may be exercised by giving written notice, in such form as shall be provided by Employer, to Employer at its principal office, specifying the number of Option Shares to be purchased and accompanied by payment in full of the aggregate purchase price for the Shares. Only full Shares shall be delivered and any fractional share which might otherwise be deliverable upon exercise of an Option granted hereunder shall be forfeited. (ii) The purchase price shall be payable in cash or in its equivalent. (iii) Upon receipt of such notice and payment, Employer, within three (3) business days after Exercise, shall deliver or cause to be delivered a certificate or certificates representing the Shares with respect to which the Option is exercised. The certificate or certificates for such Shares shall be registered in the name of the person exercising the Option (or, if Employee shall so request in the notice exercising the Option, in the name of Employee and his spouse, jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option is exercised by any person after the death or Legal Disability of Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All shares purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable by Employer.

     (e) NON-TRANSFERABILITY OF OPTION. The Option is not assignable or transferable, in whole or in part, by Employee, otherwise than by will or by the laws of descent and distribution. During the lifetime of Employee, the Option shall be exercisable only by Employee or, in the event of his Legal Disability, by his legal representative.

     (f) WITHHOLDING OF TAXES. The obligation of Employer to deliver Shares upon the exercise of any Option shall be subject to any applicable federal, state and local tax withholding requirements.

     (g) ADJUSTMENTS. The number of Option Shares and the Option Price shall be adjusted as set forth herein:

               (i) In the event that a stock dividend shall be declared on the Common Stock payable in shares of the Common Stock, the Option Shares shall be adjusted by adding to each Option Share the number of shares which would be distributable thereon if such Option Share had

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               been outstanding on the date fixed for determining the
               shareholders entitled to receive such stock dividend.

               (ii) In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Employer whether through recapitalization, stock split, combination of shares, or otherwise, then there shall be substituted for each Option Share the number and kind of shares of stock or the securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged.

               (iii) In the event that the outstanding shares of the Common Stock shall be changed into or exchanged for shares of stock or other securities of another corporation, whether through reorganization, sale of assets, merger or consolidation in which Employer is the surviving corporation, then there shall be substituted for each Option Share the number and kind of shares of stock or the securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchanged.

     (h) SHARE OWNERSHIP. Neither Employee nor Employee's legal representatives nor the executors or administrators of his estate shall be or be deemed to be the holder of any share of Common Stock covered by an Option unless and until a certificate for such share shall have been issued.

     (i) ADDITIONAL GRANTS. The Board of Directors in its discretion will, on an annual basis, consider such additional grants of options to Employee when and as it considers option grants for other senior executive officers of Employer.

     (j) SHARE TRANSFER RESTRICTIONS. All shares of Common Stock held by Employee as a result of his exercise of the Option may not be transferred or sold by Employee unless: (i) Employee has given Employer and Derma at least ten (10) days prior written notice of the sale, which notice shall include the number of shares to be sold, the name of the proposed transferee and the price to be paid per share; and (ii) the total number of shares to be sold does not exceed the average daily volume of shares of Common Stock of Derma traded over the preceding four (4) weeks.

     5. ASSUMPTION OF CERTAIN OBLIGATIONS.

     (a) Employee has informed Employer and Derma that Employee entered into certain obligations on behalf of Dumex as follows:

               (i) a Promissory Note, dated March 19, 1993, issued by Employee (Borrower), to William J. Goodwin (Lender) (a copy of which is attached hereto as Exhibit A), and

               (ii) a Loan Agreement, dated December 17, 1998, by and between Dumex and China Surgical Dressings Ltd., as amended by a Supplementary Loan Agreement, dated December 17, 1998, by and between Employee and William J. Goodwin (copies of which are attached hereto as Exhibit B).

               In recognition that these obligations were entered into by Employee for the benefit of Dumex, Derma hereby agrees to deliver to Employee, on and as of the Effective Date hereof, a promissory note (the "Promissory Note"), in the principal amount of $200,000 Canadian, made payable to William J. Goodwin, Employee's father (the "Payee"), such Promissory Note to bear interest at the rate of 5% per annum; provided, however, that such Promissory Note shall provide that Employee hereby undertakes and agrees to be solely responsible for, and indemnifies Employer and Derma for all liability with respect to, the payment of all interest on the Promissory Note, and Employee hereby authorizes Employer to deduct all amounts due

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               and owing for such interest payments from Employee's Salary, such deductions to be made from each of Employee's paychecks on a pro rata basis and remitted directly by Employer to Payee.

               Provided, however, that all amounts due from Derma under the terms of the Promissory Note shall be expressly conditioned upon and subject to the following:

               1) If and only if Employer operates on a cash-flow break even basis from the date of the Closing Date under the Asset Purchase Agreement up through December 31, 2002, Derma shall then be obligated to pay $100,000 Canadian of the principal due under the Promissory Note. For these purposes, "cash-flow break even basis" shall mean pre-tax earnings (exclusive of any inter-Company charges, fees or expenses paid to related parties) before depreciation and amortization, but before interest on the operating term loan as well as other required debt service (including required principal repayments on the term loan) in accordance with the Offer of Finance. If such cash-flow break even operations as defined herein are not attained, $100,000 Canadian of the principal amount covered by the Promissory Note shall be extinguished, on and as of December 31, 2002, and Derma shall have no further responsibility or liability with respect thereto; and

               2) If and only if Employer earns at least $400,000 Canadian before interest or other debt service, taxes, depreciation and amortization (exclusive of any inter-Company charges, fees or expenses paid to related parties) in the 12 month period commencing January 1, 2003 and ending on December 31, 2003, the remaining $100,000 Canadian of the original principal amount covered by the Promissory Note shall be paid in cash by Derma. If such earnings before interest or other debt service, taxes, depreciation and amortizations (as defined herein) are not obtained, the remaining $100,000 Canadian of the principal amount covered by the Promissory Note shall be extinguished, on and as of December 31, 2003, and Derma shall have no further responsibility or liability with respect thereto.

               Provided, further, that in the event that Employee terminates his employment with the Employer under paragraph 9(b)(iii) hereof, all obligations of Derma under the Promissory Note shall immediately expire, and neither Derma nor Employer shall have any liability whatsoever for any amount remaining unpaid as of such date.

     (b) Derma agrees to indemnify Employee for liability resulting from Employee's personal guarantee to BDBC in connection with BDBC's subordinate debt, but only up to an amount not to exceed $100,000 Canadian. Amounts owing under this indemnity shall be payable to BDBC in cash on ten (10) days written notice from Employee to Derma confirming that a settlement between Employee and BDBC has been concluded.

     6. DISCLOSURE OF INFORMATION. Employee recognizes and acknowledges that he will have access to certain confidential information of Employer and that such information constitutes valuable, special and unique property of Employer. Employee will not, during or after the term of his employment, disclose any of such confidential information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever unless ordered to do so by a court or other tribunal or government agency with jurisdiction over the subject matter and Employee. In the event of a breach or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, confidential information of Employer, or from rendering any services to any person, firm, corporation, association, or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Employee.

     7. EXPENSES. Employee may incur reasonable expenses for promoting Employer's business, including expenses for entertainment, travel, and similar items. Employer will reimburse Employee for all such expenses in accordance with Employer's applicable policies, rules and regulations as from time to time issued and amended.

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     8. INSURANCE AND BENEFITS. During the term of this Agreement, Employee will receive benefits with respect to insurance, medical care, vacation, leased vehicle and life insurance substantially comparable to his benefit package as President of Dumex.

     9. TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated by Employer For Cause if Employee (i) willfully breaches or habitually neglects or fails to perform the duties which he is required to perform under the terms of this Agreement; (ii) materially fails to follow the reasonable written directive or policies established by or at the direction of the Board of Directors, (iii) breaches any of the representations and warranties contained in paragraph 11 hereof and Employer and/or Derma are caused damages, losses or other liabilities aggregating at least $200,000 Canadian in connection therewith; or (iv) conducts himself in a manner materially detrimental to the interests of Employer and such breach or failure of performance is not cured within Thirty (30) days of the delivery to Employee of written notice thereof.

     (b) This Agreement may be terminated by Employee for: (i) Good Reason (as defined in paragraph 4(c)(vi)(B)) if Employer fails to cure its breach of obligation within Thirty (30) days of the delivery to Employer of written notice of such breach; (ii) upon a Change in Control of Employer, or (iii) only at the eighteen (18) month anniversary of the Effective Date, upon six (6) months written notice.

     (c) This Agreement, and therefore Employee's employment with Employer, shall terminate automatically upon Employee's death. If Employee has been unable to substantially perform his duties hereunder by virtue of his Legal Disability (as defined in paragraph 4(c)(vi)(A)), and Employee has not resumed his duties to the satisfaction of the Board of Directors within Thirty (30) days of the delivery to Employee of written notice thereof, which notice shall have been approved by a majority of Employer's Board of Directors, Employer may terminate this Agreement and Employee's employment.

     10. PAYMENTS ON TERMINATION.

     (a) If, prior to the expiration of this Agreement, Employee's employment is terminated by Employee under paragraph 9(b)(i) for Good Reason, or under paragraph 9(b)(ii) by reason of a Change in Control of Employer or if the Employee's employment is terminated by the Employer other than For Cause, Employer shall provide the Employee with: (i) Employee's full Salary, and Benefits through the date of his termination, and (ii) an amount equal to two (2) years' Salary, and
          (iii) a continuation of health benefits for two (2) years from the date of termination as if such termination had not occurred.

     (b) If prior to the expiration of this Agreement, Employee's employment is terminated by Employee under paragraph 9(b)(iii) upon six (6) months written notice, Employer shall provide to Employee: (i) Employee's full Salary, Bonus and Benefits through the date of his termination, and (ii) an amount equal to one (1) year's Salary and (iii) a continuation of health benefits for one (1) year from the date of termination as if such termination had not occurred.

     (c) During the Term, if Employee's employment is terminated pursuant to paragraph 9, (a) or (c), Employee shall receive, on the next normal pay date following the date of his termination, the Salary, Bonus and Benefits to which he is entitled through the date of his termination. Employee shall not be entitled to severance pay by virtue of this Agreement or otherwise.

     (b) Employee shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation or retirement benefits heretofore or hereafter earned by Employee as the result of employment by any other person, firm or corporation.

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     11. EMPLOYEE'S REPRESENTATIONS AND WARRANTIES. Employee acknowledges that
Employee is knowledgeable to the extent that would be reasonably expected of a senior officer of a company the size of Dumex regarding the affairs of Dumex and that Employer and Derma are relying on information provided to them by Employee with respect to the transfer of assets of Dumex to Employer pursuant to the Asset Purchase Agreement. Employee hereby represents and warrants to Employer and Derma that the following are true and accurate to the best of Employee's knowledge and contain no misstatements of which Employee is aware, on and as of the Effective Date hereof.

     (a) EMPLOYEE CLAIMS AND LIABILITIES. Except as set forth on Schedule "A" hereto, there are no claims for any wages, vacation pay, sick pay, severance or any other benefits or amounts due to Dumex employees that would rank in priority to secured creditors of Dumex, and that no federal, provincial or local taxes relating to wages and/or benefits are due.

     (b) LABOR MATTERS. Dumex has complied in all material respects with all labor agreements and all applicable laws relating to employment and labor, and there are no disputes between Dumex and any of its past or present employees that would rank in priority to secured creditors of Dumex.

     (c) CUSTOMERS. Except as set forth in Schedule "B" hereto, the relationships of Dumex with all of its customers are good commercial working relationships, and no customers have canceled or otherwise terminated, or threatened to cancel or terminate, their relationship with Dumex, nor does Employee have any reason to know or basis to believe that any customer intends to terminate or cancel its relationship with Dumex or materially decrease or cancel orders/purchases from Dumex.

     (d) ENVIRONMENTAL LAWS. Dumex has complied in all material respects with all applicable laws, rules and regulations relating to the protection of the environment, human health or hazardous materials ("Environmental Laws"), and there is no notice, demand, request for information, complaint, order, investigation or review pending or threatened. Dumex has not been requested by any governmental body, agency, official or authority to pay any sum(s) of money, or to take any action or refrain from any actions with respect to any environmental occurrence or condition.

     (e) REGULATORY COMPLIANCE. Dumex possesses all necessary licenses, permits or approvals necessary to conduct its business and is in full compliance with all federal, provincial and local laws applicable to its business or products, and there are no claims, suits or proceedings of any kind pending with respect thereto.

     (f) LITIGATION. Except as set forth in Schedule "C" hereto, there are no pending or threatened claims, disputes, hearings, governmental investigations, suits, actions or arbitrations, legal or administrative, of any nature whatsoever, by or against Dumex.

     (g) ASSETS. All assets being transferred to Employer pursuant to the terms of the Asset Purchase Agreement are in existence and, subject to ordinary wear and tear, are in good working order and fit for their intended purpose except to the extent indicated in Schedule "D" hereto.

     (h) NO MATERIAL MISSTATEMENTS. Employee has not made, and the Asset Purchase Agreement does not contain, any material untrue statements, misstatements or misleading statements.

     (i) INSURANCE. Dumex has and has at all time through the date hereof had in full force and effect insurance with respect to all aspects of its business as is adequate and customary based upon the nature of its business and all premiums for such policies have been fully paid to the date hereof.

     12. RESTRICTIVE COVENANT. For a period of two years after the termination by Employer For Cause or by Employee other than for Good Reason or pursuant to a Change in Control or expiration of this Agreement, Employee will not, within the greater of the currently existing marketing area of Employer or any future marketing area of Employer established during Employee's employment under the terms of this Agreement, direct or indirectly, own, manage, operate, control, be employed by, participate in, or be connected

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in any manner with the ownership, management, operation, or control of any business related to wound care therapeutics or otherwise similar to the type of business conducted by Employer at the time of the termination or expiration of this Agreement. Provided, however, the aforementioned restrictions shall not be applicable to activities in which Employee was, and continued to be, engaged in on the date of this Agreement. In the event of Employee's actual or threatened breach of the provisions of this paragraph, Employer shall be entitled to an injunction restraining Employee therefrom. Nothing herein shall be construed as prohibiting Employer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Employee.

     13. WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing signed by an authorized officer of Employer and approved by an absolute majority of Employer's board of directors.

     14. ASSIGNMENT. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successor and assigns of Employer.

     15. ENTIRE AGREEMENT. This Agreement contains this entire understanding of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought to be charged.

     16. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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     IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first written above.


                                    EMPLOYER:

                                    4087755 CANADA, INC.



                                    By:  _______________________________
                                    Name:  Edward J. Quilty
                                    Title:   Chairman


                                    DERMA SCIENCES, INC.

                                    By:  ________________________________
                                    Name:  Edward J. Quilty
                                    Title:   President & Chief Executive Officer


                                    EMPLOYEE:



                                    -----------------------------------
                                    William Goodwin



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